Exhibit 99.2

NEWS RELEASE

Vanguard Natural Resources, LLC Successfully Completes Financial Restructuring

Emerges from Chapter 11 as Vanguard Natural Resources, Inc.

Houston – August 1, 2017 – (PR NEWSWIRE) - Vanguard Natural Resources, LLC announces that it successfully completed its financial restructuring and emerged from Chapter 11 as a new corporation under the name of Vanguard Natural Resources, Inc. (“Vanguard” or the “Company”).

Through its financial restructuring and the sale of non-core assets while in Chapter 11, the Company eliminated approximately $820 million of secured and unsecured debt from its balance sheet and significantly enhanced its financial flexibility. At its emergence, the Company is entering into an amended and restated $850 million reserve-based revolving credit facility and a term loan facility of $125 million. The initial borrowing base under the revolving credit facility shall be $850 million, with the first scheduled redetermination of the revolving credit facility borrowing base in August 2018. Also, with total debt outstanding of $936 million and cash on hand of approximately $17 million, total liquidity will be approximately $137 million.

Mr. Scott W. Smith, President and CEO, commented, “We are very pleased to have completed this reorganization and look forward to working with our new equity holders and Board members in charting a new course for the Company. I want to thank all of the parties with whom we worked to craft a restructuring plan that, upon exit, has the Company on a sound financial footing. I want to also add a special thanks to all of our employees whose dedication and hard work managing and administering our assets has been exceptional during this process and whose efforts going forward will be critical to the Company’s future success.”

The new Board of Directors collectively echoed Mr. Smith’s comments stating, “Vanguard’s high quality asset portfolio offers many avenues for future value creation. We look forward to working closely with management to conduct a thorough strategic review of the Company’s asset base and development plan in order to maximize long-term shareholder value.”

The following are highlights of the Company’s asset position as of June 30, 2017:

•	Total estimated proved reserves of 1,390 Bcfe, of which approximately 66% were natural gas reserves, 18% were oil reserves and 16% were NGLs reserves. 100% of our estimated reserves would be classified as proved developed properties under the rules and regulations of the Securities and Exchange Commission;

•	Total estimated reserve PV-10 value of $1,498 million (81% proved developed and 19% undeveloped, including technical PUDs) using June 30, 2017 strip commodity pricing;

•	Average net production for the six months ended June 30, 2017 and the year ended December 31, 2016 of 381 MMcfe/d and 433 MMcfe/d, respectively, from working interests in 11,930 gross (4,337 net) productive wells with operated wells accounting for approximately 61% of total estimated proved reserves,

•	Significant inventory of high quality growth opportunities across the Company’s approximately 677,869 gross acres (168,410 net acres) in multiple plays, including in the Pinedale, Piceance, Arkoma, Gulf Coast, and Permian Basins; and an expectation to focus the remainder of our 2017 capital spending in the Pinedale and East Haynesville fields.

The Company also announced its new Board of Directors, comprised of the following individuals, including members of management and direct or appointed representatives of the Company’s largest shareholders, whose appointments are effective today:

•	Scott W. Smith, President and Chief Executive Officer of the Company

•	Richard A. Robert, Executive Vice President and Chief Financial Officer of the Company

•	Michael Alexander, Managing Director at Marathon Asset Management

•	Joseph Citarrella, Principal at Monarch Alternative Capital, LP

•	Graham Morris, Distressed Equity Strategy Head for Contrarian Capital Management

•	R. Scott Sloan, former Senior Vice President, Strategy, Commercial, and Global New Business Development at Hess Corporation

Joseph Citarrella will serve as the chair of the new Board of Directors.

In connection with the Company’s new reserve-based revolving credit facility, the Company has implemented a hedging program for approximately 80%, 72%, 57% and 51% of its anticipated crude oil production in 2017, 2018, 2019 and 2020, respectively, with 100% in the form of fixed-price swaps in 2017 and approximately 74%, 66%, 51% and 49% of its anticipated natural gas production in 2017, 2018, 2019 and 2020, respectively, with 100% in form of fixed-price swaps in 2017. NGL production was under fixed-price swaps for approximately 43% and 37% of anticipated production in 2017 and 2018, respectively. The Company believes its hedging program will provide substantial near-term cash flow visibility regardless of the volatility in commodity prices as management and the Board of Directors explore options for maximizing shareholder value.

	Aug17-Dec17	2018	2019	2020
Natural Gas:
Swaps
Volume (MMBtu)	30,600,000	70,242,000	52,539,000	47,227,500
WAVG Floor Price ($/MMBtu)	$3.11	$3.00	$2.79	$2.75
Collars
Volume (MMBtu)			4,125,000	5,490,000
WAVG Floor Price ($/MMBtu)	$—	$—	$2.60	$2.60
WAVG Ceiling Price ($/MMBtu)	$—	$—	$3.00	$3.00
Total
Volume (MMBtu)	30,600,000	70,242,000	56,664,000	52,717,500
WAVG Floor Price ($/MMBtu)	$3.11	$3.00	$2.78	$2.73

	Aug17-Dec17	2018	2019	2020
Oil:
Swaps
Volume (Bbl)	1,365,100	3,059,200	1,858,200	1,393,800
WAVG Floor Price ($/Bbl)	$45.20	$46.47	$48.50	$49.53
Collars
Volume (Bbl)			575,730	659,340
WAVG Floor Price ($/Bbl)	$—	$—	$43.81	$44.17
WAVG Ceiling Price ($/Bbl)	$—	$—	$54.04	$55.00
Total
Volume (Bbl)	1,365,100	3,059,200	2,433,930	2,053,140
WAVG Floor Price ($/Bbl)	$45.20	$46.47	$47.39	$47.81

	Aug17-Dec17	2018	2019	2020
NGL:
Swaps
Ethane
Volume (Gallons)	4,498,200	9,198,000
WAVG Floor Price ($/Gallon)	$0.250	$0.275	$—	$—
Propane
Volume (Gallons)	10,281,600	22,995,000
WAVG Floor Price ($/Gallon)	$0.575	$0.528	$—	$—
N Butane
Volume (Gallons)	3,855,600	7,665,000
WAVG Floor Price ($/Gallon)	$0.700	$0.645	$—	$—
IsoButane
Volume (Gallons)	2,570,400	6,132,000
WAVG Floor Price ($/Gallon)	$0.695	$0.653	$—	$—
Nat Gasoline
Volume (Gallons)	5,140,800	10,731,000
WAVG Floor Price ($/Gallon)	$0.983	$0.993	$—	$—
Total
Volume (Gallons)	26,346,600	56,721,000
WAVG Floor Price ($/Gallon)	$0.629	$0.604	$—	$—

Following the completion of the financial restructuring, the Company will have 20.1 million shares of its common stock outstanding. We expect that the Company’s shares of common stock and warrants will be traded and quoted on the OTCQX market (which is operated by OTC Markets Group, Inc.). The OTCQX market is an interdealer quotation system providing real time quotation services, each of which the Company believes constitutes an “established securities market” within the meaning of the Foreign Investment in Real Property Tax Act of 1980. The Company expects the new listing to go effective during the third quarter of 2017. Additionally, the Company is moving forward as a corporation for U.S. federal income tax purposes.

Evercore Partners Inc. served as financial advisor to the Company, Paul Hastings LLP served as the Company’s legal counsel and Opportune LLP served as the restructuring advisors to the Company.

PJT Partners, Inc. served as financial advisor, and Milbank, Tweed, Hadley & McCloy LLP served as legal counsel, to an ad hoc group of the holders of the senior unsecured notes of Vanguard Natural Resources, LLC.

RPA Advisors, LLC served as financial advisor, and Weil, Gotshal & Manges LLP served as legal counsel, to the administrative agent under the Company’s pre- and post-petition credit facilities.

Centerview Partners LLC served as financial advisor, and Morrison & Foerster LLP served as legal counsel, to an ad hoc group of the holders of the second lien notes of Vanguard Natural Resources, LLC.

FTI Consulting, Inc. served as financial advisor, and Akin Gump Strauss Hauer & Feld LLP served as legal counsel, to the official committee of unsecured creditors of Vanguard Natural Resources, LLC, et al.

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent oil and gas company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

PV-10

PV-10 represents the present value, discounted at 10% per year, of estimated future net cash flows. The Company's calculation of PV-10 herein differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC in that it is calculated before income taxes, using strip prices as of June 30, 2017, rather than after income taxes, using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month. The Company's calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC.

SOURCE: Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc.

Lisa Godfrey, (832) 327-2234

Vice President, Investor Relations

ir@vnrenergy.com